CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated February 24, 2012 on the financial statements and financial highlights of the Huntington Retail Funds, in Post-Effective Amendment Number 81 to the Registration Statement (Form N-1A, No. 33-11905), included in the Annual Report to Shareholders for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

April 27, 2012